EXHIBIT 10.14

INTERCREDITOR SUBORDINATION AGREEMENT

THIS INTERCREDITOR SUBORDINATION AGREEMENT (“Agreement”), dated this 27th day of June, 2012, is made by and between HAVI ENTERPRISES, LLC (“HAVI”), TONAQUINT, INC. (“Tonaquint”), and CORD BLOOD AMERICA, INC. (“CBAI”).

RECITALS

HAVI has previously loaned funds to CBAI (such loan is referred to as the “HAVI Loan”).

The outstanding balance of the HAVI Loan is less than $25,000.

The HAVI Loan is secured by the assets of CBAI, as evidenced by that certain UCC1 Financing Statements previously filed with the Nevada Secretary of State on January 16, 2012 (such Financing Statement, together with any other financing statements that have been filed for the benefit of HAVI in Nevada or any other jurisdiction, are referred to as the “HAVI Financing Statements”).

Pursuant to that certain Securities Purchase Agreement of even date herewith (“Purchase Agreement”), by and between CBAI and Tonaquint, CBAI has issued to Tonaquint that certain Secured Convertible Promissory Note dated June __, 2012, in the face amount of $1,252,000 (the “Note”).  The Note is secured by all assets of CBAI and its U.S. subsidiaries (collectively, the “Collateral”), as evidence by that certain Security Agreement of even date herewith (“Security Agreement”), by and among CBAI and its U.S. subsidiaries, and Tonaquint.

Pursuant to the terms of the Purchase Agreement, Tonaquint has agreed that the HAVI Loan will have priority over the Note and Tonaquint’s security interest in Collateral to the maximum amount of $25,000.

As a condition to entering into the Purchase Agreement and the Security Agreement, Tonaquint has required HAVI to execute this Agreement to subordinate its security interest in the Collateral to Tonaquint’ s interest in the Collateral to the extent HAVI’s interest exceeds $25,000.  HAVI is willing to agree to such subordination on the terms and conditions set forth below.

In consideration of the premises, the parties hereto agree as follows:

AGREEMENT

1. PRIORITY; ADVANCES.  The parties hereby agree that HAVI has priority over the Collateral to the extent of the debt currently owing by CBAI to HAVI as of the date of this Agreement; provided that such amount may not exceed $25,000.  Any future advances to CBAI or its subsidiaries by HAVI will be subordinate to Tonaquint’s security interest in the Collateral.  To the extent the outstanding balance of the HAVI Loan exceeds $25,000 as of the date of this Agreement and to the extent the outstanding balance of the HAVI Loan increases in future, such excess amount shall be subordinate to the Note and Tonaqunit’s security interest in the Collateral.

2. FORECLOSURE. HAVI hereby acknowledges that Tonaquint has certain foreclosure rights under the Security Agreement and the Uniform Commercial Code in the event of a default under the Note or the Purchase Agreement. In the event Tonaquint commences foreclosure upon all or any part of the Collateral, HAVI hereby consents and authorizes Tonaquint to proceed with such foreclosure actions subject only to the following: (i) up to a maximum of $25,000 of the initial proceeds generated from any sale of the Collateral will be paid to HAVI in connection with its priority interested identified in Section 1 above, (ii) thereafter, proceeds from the sale of Collateral will be applied to the then outstanding balance of the Note (and other expenses incurred in such foreclosure action(s) as permitted by the Security Agreement and the UCC), and (iii) any additional proceeds from the sale of Collateral will next be applied to any debt still held by HAVI that is subordinate to the Note pursuant to the priority established in Section 1 above.

3. WAIVER. So long as Tonaquint complies with the terms of this Agreement, HAVI hereby covenants and agrees not to challenge the effectiveness of Tonaquint’ s security interest in the Collateral, or to challenge or interfere directly or indirectly with Tonaquint’s right to foreclose on the Collateral.

DATED:  June 27, 2012